Exhibit 99.7(c)

For Protective’s Single Premium Plus, Preserver, and Preserver II Variable Universal Life (VUL) products:

*SCOR Global Life Reinsurance Company (Wilmington, Delaware) (fka Generali USA Life Reassurance Company (Kansas City, Missouri))

*Munich American Reassurance Company (Atlanta, Georgia)

Reinsurance Company of Hannover (Orlando, Florida)

*RGA Reinsurance Company (Chesterfield, Missouri)

SCOR Global Life USA Reinsurance Company (Wilmington, Delaware) (fka SCOR Global Life U.S. Re Insurance Company (Plano, Texas))

SCOR Global Life Reinsurance Company of Delaware (Wilmington, Delaware) (fka SCOR Global Life Re Insurance Company of Texas (Plano, Texas) (fka Revios Reinsurance US Inc. (Los Angeles, CA);

fka Gerling Global Life Reinsurance Company (Los Angeles, CA))

Security Life of Denver Insurance Company (Denver, Colorado)

*Swiss Re Life & Health America Inc. (Jefferson City, Missouri)

*The Canada Life Assurance Company (U.S. Branch) (Toronto, Ontario, Canada, using its U.S. domestic port of entry in Michigan)

Transamerica Life Insurance Company (Cedar Rapids, Iowa) (fka Transamerica Occidental Life Insurance Company

(Cedar Rapids, Iowa))

Reinsurers with asterisks are those with reinsurance agreements open for new VUL business (i.e., as of 5/1/2017, only the Preserver II and the Premiere III 2001 CSO products).

[Polk note:  In 2015, Swiss Re changed its state of domicile to Missouri, and Canada Life changed how they wanted us to refer to them in our contracts for U.S. business.]